UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas  77002
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          Departure of Directors or Certain Officers.

Effective September 28, 2016, Roy B. Oelking, Jr. has left KBR, Inc. (“KBR”) as President, Engineering & Construction (E&C) Americas.

(c)          Appointment of Certain Officers.

Effective October 3, 2016, Farhan Mujib will assume the role of President, E&C Americas. Mr. Mujib is currently Executive Vice President, Commercial for KBR.  During his 28-year career with KBR, Mr. Mujib has served in various leadership roles including leading KBR’s Commercial, Global Operations, serving in Project Management, and also serving as executive sponsor for major LNG/GTL and offshore projects in Australia, Europe, and Africa.

Mr. Mujib holds a Bachelor of Science in Civil Engineering from the University of Engineering and Technology in Lahore, Pakistan; a Master of Engineering from the Asian Institute of Technology in Bangkok, Thailand; and a Master of Business Administration from Macquarie University in Sydney, Australia. He is a Fellow, Institution of Engineers, Australia and is a Chartered Professional Engineer.

ITEM 7.01          Regulation FD Disclosure

On September 30, 2016, KBR announced updated earnings guidance for 2016 to reflect expected increases in costs to complete engineering, procurement, and construction projects.  The amount of the expected cost increases is approximately $130 million (EPS $0.91) on a pretax basis. As a result, KBR is revising full-year earnings guidance for 2016 earnings per share to a range of $0.30 to $0.50 per diluted share from the prior range of $1.20 to $1.45 per share, excluding legal costs associated with legacy U.S. Government contracts.  KBR expects the legacy legal costs to be approximately $15 million, or $0.11 per fully diluted share in 2016. The full text of the press release is attached hereto as Exhibit 99.1.

This Form 8-K and the attached exhibit are provided under Item 7.01 of Form 8-K and are furnished to, but shall not be deemed filed with, the Securities and Exchange Commission or incorporated by reference into KBR’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

ITEM 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

99.1	Press Release dated September 30, 2016, entitled “KBR Revises Guidance for 2016”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date September 30, 2016	By:	/s/ Beth Ann Dranguet
Beth Ann Dranguet
Assistant Secretary